FIRST KEYSTONE ANNOUNCES THIRD QUARTER EARNINGS
           AND 10.1% INCREASE IN YEAR-TO-DATE EARNINGS

Berwick, Pennsylvania - October 29, 2010 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,490,000 for the quarter ending September 30, 2010, as compared to $2,086,000 for the third quarter of 2009. Earnings per share for the quarter ending September 30, 2010 were $.45, as compared to $.39 per share earned in the third quarter of 2009. For the nine months ending September 30, 2010, net income was $6,990,000 as compared to $6,351,000 for the first nine months of 2009, an increase of 10.1%. Earnings per share were $1.28 for the first nine months of 2010, up 9.4% from the $1.17 reported in the first nine months of 2009. The annualized return on assets and return on equity were 1.14% and 11.63%, respectively for the nine months ending September 30, 2010.

Chief Executive Officer Matthew P. Prosseda reported, "We are pleased to report our results for the third quarter of 2010. Net Interest Income grew by more than 17% in the period. Our asset yields have held up while our cost of funds is decreasing. It will be difficult to maintain that given the expectation that rates will remain low for some time. We did record an $800,000 Recovery on Loss due to Defalcation. We also added $1,075,000 to our Reserve for Loan Losses, with the write down of two loans that were taken into Other Real Estate Owned. With this provision we have maintained our allowance for loan losses at 1.26% of total loans."

Total assets increased to $815,321,000 as of September 30, 2010, an increase of 7.5% over the same period in 2009. Total deposits and loans increased to $627,599,000 and $407,976,000, respectively as of the end of the third quarter of 2010. In addition, cash dividends paid through September 30, 2010 were $.69 per share.

First Keystone Community Bank, an independently owned community bank since 1864, presently operates 15 full service offices in Columbia (5), Luzerne (5), Monroe (4), and Montour (1) Counties providing banking and trust services. On October 1, 2010 the Bank converted from a national to a state charter. This necessitated a name change from First Keystone National Bank. At the same time, we changed the trading name in Monroe County from Pocono Community Bank to First Keystone Community Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671, extension 1116.



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